Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-221372, 333-212195, 333-273922 and 333-289626) of Sensus Healthcare, Inc. and Subsidiaries of our report dated March 4, 2026 on the consolidated financial statements of Sensus Healthcare, Inc. and Subsidiaries as of December 31, 2025 and for the year then ended, which report is included herein in the Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2025.

/s/ Carr, Riggs & Ingram, L.L.C.

Palm Beach Gardens, FL

March 4, 2026